Exhibit 10.15

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement by and among First Security Group, Inc., a Tennessee corporation having its principal offices in Chattanooga, Tennessee (“First Security”) and _____________ (the “Executive”), dated as of the 16th day of May, 2003 (“Agreement”).

W I T N E S S E T H:

WHEREAS, First Security and the Executive have previously entered into the Agreement;

WHEREAS, First Security and the Executive desire to amend the Agreement to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as well as to make certain other technical changes;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreement set forth herein, First Security and the Executive hereby agree, effective as of the date of the execution of this First Amendment, that the Agreement shall be amended as herein provided:

1.

Section 5(f) of the Agreement is amended to read as follows:

(f)	Termination by Executive for Good Reason. The Executive may terminate his employment with First Security for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary termination of employment after any one or more of the following events, unless the Executive consents to the event in writing delivered to the Chairman of the Compensation Committee of the Board:

A.	a material diminution in the Executive’s authority, duties, or responsibilities, including a material diminution in the budget over which the Executive retains authority;

B.	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

C.

a material diminution in the Executive’s Annual Base Salary (as the same may be increased from time to time), unless any change to any such Annual Base Salary affects all of the individuals whose positions are considered comparable to that of the Executive (for this purpose, a ten percent (10%) or greater reduction in the Executive’s Annual Base Salary shall be considered as material, and the position of chief executive officer, chief financial officer, chief operating officer, president of First Security, and president of a subsidiary bank or any other subsidiary of First Security shall be considered comparable positions);

D.	a material change in geographic office location at which the Executive is required to perform services (for this purpose, a change of 30 miles or more shall be considered as material); and

E.	any other action or inaction that constitutes a material breach by First Security or any Subsidiary of the terms of this Agreement.

For purposes of this Section, the Executive must provide the Chairman of the Compensation Committee of the Board with written notice of the condition above within ninety (90) days of its initial existence, and such condition shall not constitute Good Reason in the event the condition is remedied within thirty (30) days of such notice.

2.

The first paragraph of Section 6 of the Agreement is amended to replace the phrase “(as defined in Section 7)” with the phrase “(as defined in Section 6(f)),” the current Section 7(b) shall become Section 6(f), and a new Section 6(f)(iii) shall be added to read as follows:

(iii)	The definition of Change in Control set forth in this Section 6(f) shall apply to the Salary Continuation Agreement, or any successor thereto, entered into by and between First Security and the Executive.

3.

Section 6(c) of the Agreement is amended to read as follows:

(c)

Medical Plan Continuation.    If, at the Termination Date, the Executive participates in one or more health plans maintained by First Security (which may include dental, vision, and general health coverage), and the Executive is eligible for and elects to receive continued coverage under such plan(s) in accordance with the Consolidated Omnibus Budge Reconciliation Act of 1985 (“COBRA”) or any successor law, First Security shall reimburse the Executive during the 12-month period following the Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to employees of First Security for the same health plan coverage. Such reimbursement obligation of First Security shall terminate upon the earlier of (i) the 12-month period described above, or (ii) the date the Executive becomes eligible for health coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which the Executive shall promptly report to First Security.

4.

Section 7(a)(iii) of the Agreement is amended to read as follows:

(iii)	Medical Plan Continuation. If, Executive’s employment is terminated by First Security without Cause or if Executive terminates his employment by First Security for Good Reason during the twelve (12) month period following a Change in Control, at such time the Executive participates in one or more health plans maintained by First Security (which may include dental, vision, and general health coverage), and the Executive is eligible for and elects to receive continued coverage under such plan(s) in accordance with the Consolidated Omnibus Budge Reconciliation Act of 1985 (“COBRA”) or any successor law, First Security shall reimburse the Executive during the 12-month period following the Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to employees of First Security for the same health plan coverage. Such reimbursement obligation of First Security shall terminate upon the earlier of (i) the 12-month period described above, or (ii) the date the Executive becomes eligible for health coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which the Executive shall promptly report to First Security.

5.

A new Section 7(b) shall be added to the Agreement (following the movement of the current Section pursuant to Item 2 of this Amendment) to read as follows:

(b)	Definitions. For purposes of applying this Section, the following definitions shall apply:

(i)	“Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

A.

during any twelve (12) month period the individuals who are members of the Board of Directors of First Security (the “Incumbent Board”), cease for any reason to constitute at least 50% of the Incumbent Board; provided, however, that if the election, or nomination for election by the shareholders of First Security of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

B.	the acquisition of any voting securities of First Security (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or more than one person acting as a group, immediately after which such Person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of First Security’s then outstanding Voting Securities; provided, however, that for purposes of this clause (B), the following acquisitions shall not constitute a Change of Control: (i) an acquisition directly from First Security, (ii) an acquisition by First Security or a subsidiary of First Security, (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by First Security or any subsidiary of First Security, or (iv) an acquisition pursuant to a Non-Qualifying Transaction; or

C.	any Person, or more than one Person acting as a group, acquires (or has acquired during the 12 month period ending of the date of the most recent acquisition by such Person or Persons) securities of First Security representing 30% or more of the Voting Securities; provided, however, that for purposes of this clause (C), the following acquisitions shall not constitute a Change of Control: (i) an acquisition directly from First Security, (ii) an acquisition by First Security or a subsidiary of First Security, (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by First Security or any subsidiary of First Security, or (iv) an acquisition pursuant to a Non-Qualifying Transaction;

D.

when, other than an acquisition pursuant to a Non-Qualifying Transaction, any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from First Security that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of such entity (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions, without regard to assets transferred to: (i) a shareholder of First Security (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly, by First Security immediately after the transfer, (iii) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of First Security immediately after the transfer or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of First Security immediately after the transfer.

(ii)	“Public Offering” means the effective time and date of a registration statement filed by First Security under the Securities Act of 1933, for a public offering or any class or series of First Security’s equity securities.

(iii)	“Non-Qualifying Transaction” means a transaction in which (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding then-outstanding shares of common stock of First Security (“Common Stock”) and outstanding Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns First Security or all or substantially all of First Security’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding Common Stock and the outstanding Voting Securities, as the case may be, (ii) no person (other than (x) First Security or any subsidiary of First Security, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (iii) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such transaction.

Whether a Change in Control occurs for purposes of this Section shall be determined in accordance with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended.

6.

Section 8(d)(i) of the Agreement shall be amended by adding the following sentence to the end of such Section:

Any underpayment due the Executive under this Section shall be paid no later than the taxable year following the taxable year of the Executive during which he remits the Excise Tax.

7.

A new Section 20 shall be added to the Agreement to read as follows:

Section 20        Compliance with Internal Revenue Code Section 409A.

Certain compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and guidance of general application issued thereunder (“Code Section 409A”), and other compensation and payments are intended to comply with Code Section 409A. The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are either exempt from or compliant with the application of Code Section 409A, and which does not result in additional tax or interest to the Executive under Code Section 409A. Notwithstanding the foregoing, if upon the Executive’s termination of employment the Executive is a specified employee, as defined in Code Section 409A, and if any payments under this Agreement would result in additional tax or interest to the Executive pursuant to Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six months after the Executive terminates employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. For purposes of this Agreement, termination of employment shall be construed consistently within the meaning of a “separation from service” within the meaning of Section 409A of the Code.

With respect to any taxable reimbursements provided for under this Agreement, First Security (x) shall make all such reimbursements no later than the Executive’s taxable year following the taxable year in which the expense was incurred, (y) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and (z) the right to reimbursement shall not be subject to liquidation or exchange for other benefits.

8.

Except as otherwise amended hereby, all terms and conditions of the Agreement are and shall remain in full force and effect, and all of such terms and conditions are hereby ratified and confirmed by the parties hereto in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by First Security Group, Inc., by its duly authorized representative, and by the Executive, and shall be effective as of this the ______ day of _________________, 2008.

FIRST SECURITY:

FIRST SECURITY GROUP, INC

By:
Chair, Compensation Committee

EXECUTIVE: